Exhibit 10.2

AMERICAN SCIENCE AND ENGINEERING, INC.

2014 Equity and Incentive Plan

Restricted Stock Unit Grant Agreement

American Science and Engineering, Inc. (the “Company”), a Massachusetts corporation, hereby grants to the person named below restricted stock units (“Restricted Stock Units”) representing the right to receive shares of Common Stock, $0.6666 par value, of the Company (the “Award”) under and subject to the Company’s 2014 Equity and Incentive Plan (the “Plan”) on the terms and conditions set forth below and those attached hereto and in the Plan:

DEFINITIONS

Grant Date:

Participant:

Number of Restricted Stock Units:

Vesting Schedule:	Vesting Date	Units Vesting
, 201X
, 201X

By acceptance of this Award, the Participant agrees to the terms and conditions set forth above and those attached hereto and in the Plan.

PARTICIPANT	AMERICAN SCIENCE AND ENGINEERING, INC.

By:	By:

AMERICAN SCIENCE AND ENGINEERING, INC. 2014 EQUITY AND INCENTIVE PLAN

Restricted Stock Unit Terms and Conditions

1.                                      Plan Incorporated by Reference.  This Award is issued pursuant to the terms of the Plan.  This Grant Agreement does not set forth all of the terms and conditions of the Plan, which are incorporated herein by reference.  Capitalized terms used and not otherwise defined in this Grant Agreement have the meanings given to them in the Plan.  The Committee administers the Plan and its determinations regarding the operation of the Plan are final and binding.  A copy of the Plan may be obtained upon written request without charge from the Human Resources Department of the Company.

2.                                      Restricted Stock Units.  Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the fulfillment of the Vesting Schedule and the other terms and conditions of this Award.

3.                                      Vesting Schedule.  Upon each vesting of a Restricted Stock Unit in accordance with the Vesting Schedule set forth on the face of this Grant Agreement (each, a “Vesting Date”), and subject to the satisfaction of Section 8 below regarding taxes, the Company shall issue to the Participant one share of Common Stock for each Restricted Stock Unit that vests on such Vesting Date as soon as practicable after such Vesting Date, but in no event later than March 15 of the following calendar year.

4.                                      Effect of Termination of Employment.  If the Participant’s status as an employee of the Company or a Subsidiary is terminated for any reason (voluntary or involuntary), all Restricted Stock Units that remain unvested shall upon termination of employment immediately and irrevocably terminate, and such unvested Restricted Stock Units and the underlying shares of Common Stock shall immediately and irrevocably be forfeited.  Notwithstanding the foregoing:

(a)                                 If the Participant is on military leave, sick leave, or other leave of absence approved by the Company or the Subsidiary, his or her employment with the Company or the Subsidiary will be treated as continuing intact during the period of such leave.  The Participant’s employment will be deemed to have terminated on the first day after the expiration of such leave.

(b)                                 If the Participant’s employment is terminated by reason of his or her death, this Award shall become fully vested without regard to the Vesting Schedule.

5.                                      No Right to Shares or as a Stockholder.  The Participant shall not have any right in, or with respect to any of the shares of Common Stock subject to this Award (including voting rights) issuable under the Award until the Award vests and is settled by issuance of the shares to the Participant.

6.                                      Change in Control. In the event of a “Change in Control of the Company” (as defined in the Plan), the Company in its discretion may take one or more of the actions specified in Section 20 of the Plan.

7.                                      Award Not Transferable.  This Award is not transferable by the Participant other than by will or the laws of descent and distribution. The Committee may, in its sole discretion, allow the Participant to transfer this Award under a domestic relations order in settlement of marital or domestic property rights.

8.                                      Payment of Taxes. The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Award no later than the date of the event creating the tax liability.  The Company and its Subsidiaries may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant.  In the Committee’s discretion, the minimum tax obligations required by law to be withheld with respect to the Award may be paid in whole or in part in shares of Common Stock, including shares otherwise deliverable to the Participant upon any Vesting Date, valued at their Fair Market Value on the date of retention.

9.                                      No Right To Employment.  No person shall have any claim or right to be granted an Award.  Neither the Plan nor this Award shall be deemed to give any Participant the right to continued employment or to limit the right of the Company or a Subsidiary to discharge any Participant at any time.

10.                               Amendment of Award.  The Committee may amend, modify, or terminate this Award, including substituting therefore another Award of the same or a different type, provided that the Participant’s consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the action is permitted by the terms of the Plan.

11.                               Data Privacy and Electronic Delivery.  By executing this Grant Agreement, the Participant: (i) authorizes the Company, its Subsidiaries, and any agent of the Company or its Subsidiaries administering the Plan or providing Plan recordkeeping services, to disclose to the Company, its Subsidiaries or third-party service providers such information and data as may be deemed necessary or appropriate to facilitate the grant of Awards and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company, its Subsidiaries, and third-party service providers to store and transmit such information in electronic form.  The Participant agrees that the Company, its Subsidiaries, and their agents may deliver electronically all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its stockholders.

12.                               Cancellation and Rescission of Award.  In consideration of this Award the Participant agrees that if Participant breaches Participant’s obligations under the terms of the American Science & Engineering Employee Representation, Rights in Data, and Non-Compete Agreement, then the Company may cancel, suspend, withhold, or otherwise limit or restrict (in whole or in part) the vesting of this Award.  If this Award vests prior to the occurrence or discovery by the Company of any such breach, then the Committee may rescind the vesting of this Award at any time within the two (2) year period after such vesting.  In the event of any rescission, the Participant shall pay to the Company the amount of income recognized upon vesting of the Award and any additional gain realized upon any sale of Award shares in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set-off the amount of any such income or gain against any amount that may be owed to the Participant.

13.                               Forfeiture of Awards under Sarbanes-Oxley Act.  If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then, to the extent required by law, the Participant shall reimburse the Company for any amounts received pursuant to this Award during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.